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                                                                    EXHIBIT 4.01

RESOLVED, that the severance option rights granted terminated employees be herewith denominated as the "Employee Severance Plan;" and

FURTHER RESOLVED, that the Corporation register the shares underlying such options on Form S-8, or such other SEC form as may be appropriate, so that such employees may exercise their severance options and resell the shares so acquired.

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